PROSPECTUS SUPPLEMENT
                       (To Prospectus dated July 17, 1998)

                                3,267,564 Shares
                       First Industrial Realty Trust, Inc.
                                  Common Stock


     This Prospectus Supplement supplements information contained in the section captioned "Selling Stockholders" of that certain Prospectus dated July 17, 1998 (the "Prospectus") relating to the potential sale from time to time of up to 3,267,564 shares of common stock of First Industrial Realty Trust, Inc. (the "Company") by the holders thereof. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The persons listed on the table below acquired Units prior to the date of the Prospectus but were not specifically identified in the section captioned "Selling Stockholders" in the Prospectus. However, the Redemption Shares which such individuals may receive in exchange for their Units were included in the section captioned "Selling Stockholders" in the Prospectus under the name "Additional Holders of Units." Accordingly, with the identification of the holders listed on the table below, the "Number of Shares Offered Hereby" for "Additional Holders of Units" is changed to 98,428. The information set forth in the table below is given as of April 28, 1998.

                      Number of Shares and Units       Number of Shares
Name                  Owned Before the Offering        Offered Hereby
-----------------     --------------------------       ----------------
Paul Lambert                  553,735                        12 (1)
James Reynolds                128,527                        1,457 (1)
-----------------

(1) Represents Redemption Shares that may be received in exchange for Units which were issued as consideration for the contribution of certain real estate to the Company on January 30, 1997.

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           The date of this Prospectus Supplement is August 13, 1998.